Exhibit 99.1

zSpace Reports Fourth Quarter and Full Year 2024 Financial Results

SAN JOSE, Calif., March 27, 2025 – zSpace (NASDAQ: ZSPC) (“zSpace” or the “Company”), a leader in augmented and virtual reality solutions for education, is announcing its financial results for the three and twelve months ended December 31, 2024.

“We are thrilled to be announcing our first quarter as a public company,” said Paul Kellenberger, CEO of zSpace. “Throughout 2024, we achieved significant milestones, including our largest customer win to date with St. Louis Public Schools and the expansion of our Career Readiness Solution, featuring our innovative AI Career Coach.

“While we received IPO proceeds in early December, the late-quarter timing limited our ability to fulfill orders before year-end. As a result, we closed 2024 with $9.2 million in backlog, reflecting strong demand heading into 2025. With growing market opportunities and increasing adoption of immersive learning solutions, we remain focused on driving growth through deeper penetration in K-12 STEM and CTE markets, international expansion, and strategic investments in R&D and software acquisitions. Looking ahead, we are confident in our ability to build on our momentum and deliver long-term value for our shareholders.”

Fourth Quarter 2024 Financial Summary vs. Same Year-Ago Period

•	Revenue of $8.5 million vs. $12.1 million.
•	Gross margin of 40.7% vs. 34.7%.
•	Net loss of ($3.6) million vs. ($4.1) million.

Full Year 2024 Financial Summary vs. Same Year-Ago Period

•	Revenue of $38.1 million vs. $43.9 million.
•	Gross margin of 40.9% vs. 38.5%.
•	Net loss of $(20.8) million vs. $(13.0) million.

2024 Business Highlights

•

Secured $5 million deal with St. Louis Public Schools to provide a K-12 STEM solution, making it the Company’s largest customer win to date and demonstrating the Company’s impact on education at scale.

•

Expanded content offerings with the launch of the Career Readiness Solution, featuring a personalized “AI Career Coach,” which has been well-received by customers and addresses the growing demand for solutions bridging education and the workforce.

•

Received the Best of Show Award at ISTELive 24, the world’s largest annual K-12 education conference, from Tech & Learning for the Career Readiness Solution, reinforcing leadership in the education technology space.

•

On December 6, 2024, zSpace announced the completion of its initial public offering (IPO) of 1,875,000 shares of its common stock at $5.00. The shares of common stock began trading on the Nasdaq Global Market on December 5, 2024, under the ticker symbol “ZSPC”.

Fourth Quarter and Full Year 2024 Financial Results

Revenue in the fourth quarter of 2024 was $8.5 million compared to $12.1 million in the fourth quarter of 2023. For the full year 2024, revenue was $38.1 million compared to $43.9 million in 2023. The decreases were driven by capital constraints prior to the Company’s IPO, which limited its ability to fulfill backlog orders.

Annualized Contract Value (ACV) of renewable software at December 31, 2024, was $11.3 million, representing a 6% increase compared to $10.6M million a year ago. The increase was driven by the sales team’s execution to improve the software content on new deployments, and account management of renewing deals to drive retention and expansion among existing customers.

Net Dollar Revenue Retention (NDRR) at December 31, 2024, for customers with over $50,000 of ACV as of December 31, 2023, was 92%.

Bookings in the fourth quarter of 2024 were $5.3 million, down 3% compared to $5.5 million in the fourth quarter of 2023 (excluding China, the U.S. and rest-of-world, bookings were $5.3 million, up 5% year over year). For the full year 2024, bookings reached $41.5 million, an increase of 1% compared to $41.1 million a year ago (excluding China, the U.S. and rest-of-world, bookings were $39.9 million, up 7% year over year.)

Gross margin in the fourth quarter of 2024 was 40.7%, a 597-basis point improvement compared to 34.7% in the fourth quarter of 2023. For the full year 2024, gross margin was 40.9%, a 240-basis point improvement compared to 38.5% in 2023, attributable to a 5ppt mix shift from hardware to software and services during the year.

Operating expenses in the fourth quarter of 2024 were $6.2 million compared to $6.1 million in the fourth quarter of 2023. For the full year 2024, operating expenses were $33.2 million compared to $25.5 million a year ago. Excluding pre-IPO stock-based compensation expense, operating expenses were flat compared with a year ago.

Net loss in the fourth quarter of 2024 was ($3.6) million, compared to ($4.1) million in the fourth quarter of 2023. For the full year 2024, net loss was $(20.8) million, compared to ($13.0) million in 2023.

Balance Sheet

As of December 31, 2024, zSpace had approximately $4.9 million in cash and cash equivalents, compared to $3.1 million in cash and cash equivalents as of December 31, 2023.

Conference Call

In conjunction with this announcement, zSpace will host a conference call at 8:00 a.m. ET / 5:00 a.m. PT on Friday March 28, 2025, with the Company’s Chief Executive Officer, Paul Kellenberger, and the Company’s Chief Financial Officer, Erick DeOliveira. A live webcast of the call will be available on the Events and Presentations section of zSpace’s investor relations website.

To access the call by phone, please use this registration link and you will be provided with dial-in details.

To avoid delays, participants are encouraged to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About zSpace

zSpace, Inc. (NASDAQ: ZSPC) delivers innovative augmented and virtual reality (AR/VR) experiences that drive achievement in STEM, CTE, and career readiness programs. Trusted by over 3,500 school districts, technical centers, community colleges, and universities, zSpace allows students and teachers to experience learning in the classroom that may otherwise be dangerous, impossible, counterproductive, or expensive using traditional techniques. Headquartered in San Jose, California, zSpace holds over 70 patents and our hands-on "learning by doing" solutions have been shown to enhance the learning process and drive higher student test scores, as evidenced by a study on the utility of 3D virtual reality technologies for student knowledge gains published in the Journal of Computer Assisted Learning in 2021.

Key Metric Definitions

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The calculation of the key metrics discussed below may differ significantly from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

We reference bookings in this press release, which is an internal operational measure of the business. Bookings represent customer orders that have hardware, software and service components. Bookings indicate future revenue, which lags based on product shipping date, monthly recognition of certain subscription revenue and service delivery completion.

We reference Annualized Contract Value (ACV) in this press release, which is an internal operational measure of the business. To monitor our ability to retain and grow our customer base for our software we monitor the annualized contract value of active renewable software licenses.

We reference Net Dollar Revenue Retention (NDRR) in this press release, which is an internal operational measure of the business. We calculate our NDRR as of a given period end by starting with the ACV from all customers with contracts of at least $50,000 of ACV as of 12 months prior to such period end (“Prior Period ACV”) and calculating the ACV from these same customers as of the current period end (“Current Period ACV”). Current Period ACV includes any upsells and is net of contraction or attrition over the trailing 12 months but excludes revenue from new customers in the current period. We then divide the total Current Period ACV by the total Prior Period ACV to arrive at our NDRR.

Bookings, ACV, and NDRR are non-GAAP financial measures (U.S. generally accepted accounting principles). These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Forward-Looking Statements

Certain statements contained in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements" within the meaning of the Private Securities litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in the "Risk Factors" section of the Company's filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and zSpace, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Press Contact:

Amanda Austin

press@zspace.com

408-498-4050

Investor Relations Contact:

Gateway Group
Cody Slach, Alex Thompson
949.574.3860
ZSPC@gateway-grp.com

PLACEHOLDER FOR FINANCIAL TABLES – BALANCE SHEET AND INCOME STATEMENT

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$8,535	$12,053	$38,098	$43,922
Cost of goods sold	5,063	7,870	22,529	27,028
Gross profit	3,472	4,183	15,569	16,894
Gross profit%	40.7%	34.7%	40.9%	38.5%
Operating expenses:
Research and development	805	1,088	4,893	4,218
Selling and marketing	3,783	3,054	15,915	12,898
General and administrative	1,648	1,964	12,419	6,710
Other operating expenses	—	—	—	1,683
Total operating expenses	6,236	6,106	33,227	25,509
Loss from operations	(2,764)	(1,923)	(17,658)	(8,615)
Other (expense) income:
Interest expense	(580)	(765)	(2,815)	(2,900)
Other income (expense), net	25	100	43	23
Loss on extinguishment of debt	(307)	(1,541)	(359)	(1,541)
Loss before income taxes	(3,626)	(4,129)	(20,789)	(13,033)
Income tax expense	—	5	34	3
Net loss	$(3,626)	$(4,124)	$(20,823)	$(13,036)

	December 31,	December 31,
	2024	2023
Selected Balance Sheet Information:
Cash and cash equivalents	$4,864	$3, 128
Accounts receivable, net	$3, 176	$5,040
Inventory, net	$3,238	$3, 535
Total Assets	$13,532	$13,847
Accounts payable & accrued expenses	$11,021	$13,964
Convertible, other debt, SAFE agreements and accrued interest	$13,557	$20,360
Total liabilities	$28,220	$37,366
Temporary redeemable preferred stock	$—	106,952
Stockholders’ deficit	$(14,688)	$(130,471)
Total Liabilities, Temporary Redeemable Preferred Stock, and Stockholders' Deficit	$13,532	$13,847